EXHIBIT 99.1

  GeoPetro Resources Company Announces Closing of Private Placement

    SAN FRANCISCO--(BUSINESS WIRE)--Aug. 24, 2007--GeoPetro Resources Company ("GeoPetro" or the "Company") (AMEX:GPR) (TSX:GEP.S) is pleased to announce that it has satisfied all closing conditions and completed its previously announced private placement (the "Private Placement") of 2,002,599 units ("Units") in the securities of the Company to a group of private investors at a subscription price of US$3.85 per Unit, for total gross proceeds of US$7.71 million. Each Unit consists of one share of common stock of the Company (the "Common Shares") and three-tenths of one common share purchase warrant of the Company. Each one whole warrant entitles the holder to acquire one share of common stock at a price of $4.50 per share for a period of five years from the closing date. Energy Capital Solutions, L.P. acted as placement agent with respect to the Private Placement and received 60,078 common share purchase warrants and a fee as consideration for its services.

    The Company currently has 31,583,007 Common Shares outstanding. The proceeds of the sale of common shares will be used to fund the Company's exploration and development program and for general working capital purposes.

    In connection with the Private Placement, the Company has agreed to file a registration statement covering the shares with the United States Securities and Exchange Commission.

    GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada and Indonesia. GeoPetro has developed a producing property in its Madisonville Project in Texas and is conducting a drilling program in East Kalimantan, Indonesia. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

    Cautionary Statements

    This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, scheduling, re-scheduling and other factors which may cause the actual results, performance, schedules or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company's Annual Report on Form 10K on file with the U.S. Securities and Exchange Commission.

    No stock exchange or regulatory authority has approved or disapproved of the information contained herein. GeoPetro's common shares which trade on the Toronto Stock Exchange contain the ".S" suffix in the trading symbol indicating that the common shares are subject to trading restrictions imposed pursuant to Regulation S under the 1933 Act. In particular, the common shares which trade on the Toronto Stock Exchange may not, for a period of two years from the date of issuance, be offered or sold to persons in the United States or U.S. persons except in transactions exempt from registration under the 1933 Act. Hedging transactions involving the common shares must not be conducted unless in accordance with the 1933 Act.

    CONTACT: GeoPetro Resources Company
             Stuart J. Doshi, 415-398-8186
             President & CEO
             sdoshi@geopetro.com